Exhibit 99.1

Contact:	Christopher T. Grubb Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.66

•	Quarterly revenues of $92.0 million, up 107% from same period in prior year, and pre-tax profit margin and earnings per share also up significantly compared to third quarter in the prior year; year to date advisory revenues down 3%

•	Compensation ratio for quarter at 50%; year to date at 55%, consistent with the comparable period in prior year

•	Pre-tax profit margin for quarter at 33%; year to date at 22%, slightly lower than prior year to date principally due to small decrease in total revenues

•	Repurchased 212,200 shares of our common stock during the third quarter through open market transactions

NEW YORK, NEW YORK, October 23, 2014 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $92.0 million, net income allocated to common stockholders of $19.9 million and diluted earnings per share of $0.66 for the quarter ended September 30, 2014.

The Firm’s third quarter 2014 total revenues compare to total revenues of $44.5 million for the third quarter of 2013, which represents an increase of $47.5 million, or 107%. Advisory revenues for the quarter were $91.7 million compared to $47.0 million for the third quarter of 2013. In the third quarter of 2014, we realized an investment gain of $0.3 million compared to an investment loss of $2.4 million in the third quarter of 2013.

For the nine months ended September 30, 2014, total revenues were $198.6 million compared to $210.8 million for the comparable period in 2013, a decrease of $12.2 million, or 6%. Advisory revenues for the nine months ended September 30, 2014 were $204.1 million compared to $211.5 million over the same year to date period in 2013, a decrease of 3%. For the nine months ended September 30, 2014, we incurred an investment loss of $5.5 million compared to an investment loss of $0.7 million for the same period in 2013.

The Firm’s third quarter 2014 net income allocated to common stockholders of $19.9 million and diluted earnings per share of $0.66 compared to net income allocated to common stockholders of $1.8 million and diluted earnings per share of $0.06 for the third quarter of 2013, which represents increases of $18.1 million and $0.60 per share, respectively. On a year to date basis, net income allocated to common stockholders was $28.2 million through September 30, 2014, compared to $30.9 million for the comparable period in 2013. Diluted earnings per share for the nine months ended September 30, 2014 were $0.93 compared to $1.03 for the same period in 2013.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Transaction activity in the market as a whole has continued to develop in a manner consistent with our comments throughout this year. Transaction completion data, an indicator of current advisory revenue for the industry, remains fairly weak, with the number of transaction completions year to date still showing no increase over last year and down more than a third from 2007 levels, and the volume of completions up modestly but still down nearly half from its 2007 level. Transaction announcement data, an indicator of future advisory revenue, has continued to look more positive, with the number of deal announcements up 10% and deal volume up much more substantially, driven primarily by a more than doubling in the number of deals over $5 billion in size. Our expectation continues to be that this increase in transaction activity will be sustained, and that over time the upturn will be more broadly reflected in more completed transactions as well as in greater completed deal volume,” Robert F. Greenhill, Chairman, said.

“For our Firm, this year has continued to develop in the manner we have suggested it would throughout the year, and consistent with general market trends. The pace of transaction announcements with which we were involved accelerated in June and continued throughout the third quarter. We are pleased that a significant portion of those deal announcements were in the $1 billion or greater category, and that we had sole or co-lead advisory roles in nearly all of them. These announcements reflected a good breadth of activity across nearly all industry sectors and a strong contribution from Europe and Australia as well as North America. In addition to benefiting from increased M&A activity, we have also won significant roles in financing and restructuring advisory, government advisory and fund placement. Given our recent pace of advisory activity, combined with our pipeline of earlier stage assignments, we continue to believe we are well positioned relative to our longtime strategic objectives of market share growth, sector leading profit margins, a strong dividend and flat share count,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis in 2014, the number of completed transactions globally rose by 1% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased by 9%. The number of announced transactions globally increased by 10% in year to date 2014 versus the same period in the prior year, while the volume of announced transactions rose by 49%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of October 21, 2014.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and nine month periods ended September 30, 2014 and 2013, respectively:

	For the Three Months Ended
	September 30, 2014		September 30, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$91.7	100%	$47.0	105%
Investment revenues (losses)	0.3	—%	(2.4)	(5)%

Total revenues	$92.0	100%	$44.6	100%

	For the Nine Months Ended
	September 30, 2014		September 30, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$204.1	103%	$211.5	100%
Investment revenues (losses)	(5.5)	(3)%	(0.7)	—%

Total revenues	$198.6	100%	$210.8	100%

Advisory Revenues

Advisory revenues were $91.7 million in the third quarter of 2014 compared to $47.0 million in the third quarter of 2013, an increase of $44.7 million, or 95%. The increase in advisory revenues in the third quarter of 2014 as compared to the same period in 2013 primarily resulted from an increase in the number and scale of both completed assignments and transaction announcements.

For the nine months ended September 30, 2014, advisory revenues were $204.1 million compared to $211.5 million in 2013, a decrease of $7.4 million, or 3%. This small decrease in our advisory revenues principally resulted from a decline in the number of assignments that closed and lower retainer fees, offset in part by an increase in announcement and opinion fees and greater fund placement fees.

Completed assignments in the third quarter of 2014 included:

•	the acquisition by Actavis plc of Forest Laboratories Inc.;

•	the acquisition by Anixter International Inc. of Tri-Ed;

•	the sale of Flint Group to a consortium consisting of Goldman Sachs Merchant Banking and Koch Industries;

•	the sale of Global Trade Information Services to IHS Inc.;

•	the sale of Investec Bank (Australia) Limited’s Professional Finance and Asset Finance and Leasing businesses, deposit book, and Australian banking license to Bank of Queensland Limited;

•	the global licensing and supply agreement of MannKind Corporation with Sanofi for Afrezza;

•	the sale of Publication International’s Children Division to Phoenix Publishing and Media, Inc.; and

•	the acquisition by Reckitt Benckiser of the K-Y brand.

During the third quarter of 2014, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for 2 final closings and 6 interim closings of limited partnership interests in such funds.

Investment Revenues

For the third quarter of 2014, the Firm recorded investment revenues of $0.3 million compared to an investment loss of $2.4 million in the third quarter of 2013. The investment revenues in the third quarter of 2014 related to interest income. In the third quarter of 2013, the Firm’s investment loss of $2.4 million principally resulted from a decrease in the quoted market value of our previous investment in Iridium Communications, Inc. (“Iridium”), offset in part by a gain in our merchant banking fund investments.

For the nine months ended September 30, 2014, the Firm recorded an investment loss of $5.5 million compared to an investment loss of $0.7 million for the nine months ended September 30, 2013. The investment loss in the nine month period ended September 30, 2014 principally resulted from a write down of $6.5 million in a GCP II fund investment. The investment loss in the nine months ended September 30, 2013 resulted from a loss in our merchant banking fund investments, offset in part by an increase in the quoted value of our investment in Iridium.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months		For the Nine Months Ended
	Ended September 30,		September 30,
	2014	2013	2014	2013
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$—	$0.4	$(6.5)	$(3.0)
Net realized and unrealized gain (loss) in Iridium	—	(3.2)	—	1.3
Deferred gain on sale of certain merchant banking assets	—	0.1	0.1	0.2
Interest income	0.3	0.3	0.9	0.8

Total investment revenues (losses)	$0.3	$(2.4)	$(5.5)	$(0.7)

At September 30, 2014, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $4.3 million. The remaining merchant banking fund investments are expected to be liquidated in many small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment. The Firm has no remaining commitments to make principal investments, and it does not intend to make any going forward.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2014 were $61.4 million, which compared to $41.6 million of total operating expenses for the third quarter of 2013. This represents an increase in total operating expenses of $19.8 million, or 48%, and resulted from increases in our compensation and benefits expenses and non-compensation expenses as described in more detail below. The pre-tax profit margin for the three months ended September 30, 2014 was 33% as compared to 7% for the same period in 2013.

For the nine months ended September 30, 2014, total operating expenses were $155.1 million, compared to $160.8 million of total operating expenses for the same period in 2013. The decrease of $5.7 million, or 4%, resulted from decreases in both our compensation and benefits expenses and non-compensation expenses as described in more detail below. The pre-tax profit margin for the nine months ended September 30, 2014 was 22% as compared to 24% for the same period in 2013.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months		For the Nine Months Ended
	Ended September 30,		September 30,
	2014	2013	2014	2013
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.0	$27.1	$110.0	$115.2
% of revenues	50%	61%	55%	55%
Non-compensation expenses	15.4	14.5	45.1	45.6
% of revenues	17%	33%	23%	22%
Total operating expenses	61.4	41.6	155.1	160.8
% of revenues	67%	93%	78%	76%
Total income before tax	30.6	2.9	43.5	50.0
Pre-tax profit margin	33%	7%	22%	24%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2014 were $46.0 million, which reflected a 50% ratio of compensation to revenues. This amount compared to $27.1 million for the third quarter of 2013, which reflected a 61% ratio of compensation to revenues. The increase of $18.9 million, or 70%, was primarily attributable to the increase in revenues during the period, which resulted in an increase in accrued bonuses as compared to the same period in the prior year. The decrease in the ratio of compensation to revenues in the third quarter of 2014 as compared to the same period in 2013 resulted from the effect of spreading our higher compensation costs over significantly higher revenues.

For the nine months ended September 30, 2014, our employee compensation and benefits expenses were $110.0 million compared to $115.2 million for the same period in the prior year. The decrease of $5.2 million, or 5%, resulted principally from reduced amortization of restricted stock units due to higher forfeitures of unvested restricted stock awards, offset in part by a higher year-end bonus accrual. The ratio of compensation to revenues for the first nine months of 2014 and 2013 remained constant at 55%.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.4 million in the third quarter of 2014 compared to $14.5 million in the third quarter of 2013, reflecting an increase of $0.9 million, or 6%. The increase in non-compensation expenses resulted from increases in occupancy expense due to the absence of sublease rental income in 2014, information services, professional fees and other operating expenses, offset in part by lower travel expenses.

For the nine months ended September 30, 2014, our non-compensation expenses were $45.1 million compared to $45.6 million for the same period in 2013, representing a decrease of $0.5 million, or 1%. The decrease in non-compensation expenses was principally attributable to the benefit of lower amortization of the Greenhill Australia intangible assets, which were fully amortized in the first quarter of 2013, and lower travel costs, offset by higher occupancy costs and increased information services costs.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2014 were 17% compared to 33% for the same period in 2013. The decrease in non- compensation expenses as a percentage of revenues principally resulted from the effect of spreading slightly higher non-compensation costs over significantly higher revenues in the third quarter of 2014 as compared to the third quarter of 2013.

Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2014 were 23% compared to 22% for the same period in the prior year.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non- compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the third quarter of 2014, the Firm recognized an income tax expense of $10.8 million, which reflected an effective tax rate of 35%. This compared to a provision for income taxes in the third quarter of 2013 of $1.2 million, which reflected an effective tax rate of 39%. The increase in the provision for income taxes in the third quarter of 2014 as compared to the same period in the prior year was attributable to significantly higher pre-tax income. The lower effective tax rate principally resulted from the generation of a greater proportion of earnings from foreign jurisdictions, which are generally taxed at lower rates than the United States, and the absence of the effect of the prior year’s non-deductible capital losses from the sale of Iridium shares held by our European affiliate.

For the nine months ended September 30, 2014, the provision for taxes was $15.4 million, which reflected an effective tax rate of 35%. This compared to a provision for taxes for the nine months ended September 30, 2013 of $19.1 million, which reflected an effective tax rate of 38%. The decrease in the provision for income taxes in the nine months ended September 30, 2014 as compared to the same period in 2013 resulted from both lower pre-tax income and a lower effective tax rate due to the generation of a greater proportion of our earnings from foreign jurisdictions and the absence of non-deductible capital losses, as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2014, we had cash of $36.9 million, investments of $4.3 million and short- term debt of $39.2 million.

During the third quarter of 2014, the Firm repurchased 212,200 shares of its common stock in open market purchases and 28,468 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $47.17 per share, for a total cost of $11.4 million. For the nine months ended September 30, 2014, the Firm has repurchased 592,330 shares of its common stock, including 380,130 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $49.95 per share, for a total cost of $29.6 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 17, 2014 to common stockholders of record on December 3, 2014.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, October 23, 2014, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s third quarter 2014 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll- free domestic) or (412) 317 - 6061 (international); passcode: 5572813. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10054014.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward- looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’in our Report on Form 10-K for the fiscal year 2013. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Revenues
Advisory revenues	$91,669	$46,983	$204,111	$211,496
Investment revenues	324	(2,440)	(5,526)	(672)

Total revenues	91,993	44,543	198,585	210,824
Expenses
Employee compensation and benefits	45,996	27,073	109,974	115,202
Occupancy and equipment rental	4,956	4,672	14,088	13,322
Depreciation and amortization	804	861	2,447	3,612
Information services	2,419	2,042	6,618	6,020
Professional fees	1,453	1,297	4,078	4,050
Travel related expenses	2,225	2,879	8,534	9,360
Interest expense	402	241	978	769
Other operating expenses	3,106	2,529	8,348	8,453

Total expenses	61,361	41,594	155,065	160,788
Income before taxes	30,632	2,949	43,520	50,036
Income tax provision	10,759	1,152	15,355	19,134

Consolidated net income	19,873	1,797	28,165	30,902
Less: Net income allocated to noncontrolling interests	—	—	—	—

Net income allocated to common stockholders	$19,873	$1,797	$28,165	$30,902

Average shares outstanding:
Basic	30,046,450	29,792,997	30,326,050	30,094,986
Diluted	30,048,128	29,805,553	30,338,516	30,122,352
Earnings per share:
Basic	$0.66	$0.06	$0.93	$1.03
Diluted	$0.66	$0.06	$0.93	$1.03
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35